Exhibit 99

TI reports 3Q16 financial results and shareholder returns,
including 32% dividend increase

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Oct. 26, 2016) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported third-quarter revenue of $3.68 billion, net income of $968 million and earnings per share of 94 cents.

TI also increased its quarterly dividend by 32 percent to 50 cents per share, or $2.00 annualized. The increase reflects TI’s continued strength in free cash flow generation and its commitment to return excess cash to shareholders. The quarterly dividend was declared and will be payable November 21, 2016, to shareholders of record on November 7, 2016.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•

“Revenue and earnings per share for the quarter were slightly above our expected range. Compared with a year ago, demand for our products continued to be strong in the automotive market and improved in the industrial market. Demand in the personal electronics market was about even with a year ago.

•	“In our core businesses, Embedded Processing revenue grew 10 percent and Analog revenue grew 6 percent from the same quarter a year ago. Operating margin increased in both businesses.
•	“Gross margin of 62.0 percent reflected the quality of our product portfolio, as well as the efficiency of our manufacturing strategy, including the benefit of 300-millimeter Analog production.
•

“Our cash flow from operations of $4.5 billion for the trailing 12 months again underscored the strength of our business model. Free cash flow for the trailing 12 months was up 8 percent from a year ago to $3.9 billion, and represents 29.5 percent of revenue, up from 27.5 percent a year ago.

•

“We have returned $3.8 billion to shareholders in the past 12 months through stock repurchases and dividends, consistent with our strategy to return to shareholders all of our free cash flow plus proceeds from exercises of equity compensation minus net debt retirement.

•

“Our balance sheet remains strong with $3.1 billion of cash and short-term investments at the end of the quarter, about 80 percent of which was owned by the company’s U.S. entities. Inventory ended the quarter at 117 days.

•

“TI’s fourth-quarter outlook is for revenue in the range of $3.17 billion to $3.43 billion, and earnings per share between 76 and 86 cents. For 2016, TI’s annual effective tax rate is expected to be about 30 percent, unchanged from previous guidance.”

Free cash flow is a non-GAAP financial measure. Free cash flow is cash flow from operations less capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	3Q16	3Q15	Change
Revenue	$3,675	$3,429	7%
Operating profit	$1,395	$1,164	20%
Net income	$968	$798	21%
Earnings per share	$0.94	$0.76	24%

Cash generation

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q16	3Q16	3Q15	Change
Cash flow from operations	$1,413	$4,459	$4,110	8%
Capital expenditures	$139	$585	$512	14%
Free cash flow	$1,274	$3,874	$3,598	8%
Free cash flow % of revenue		29.5%	27.5%

Capital expenditures for the past 12 months were 4 percent of revenue, consistent with TI’s long-term expectations.

Cash return

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q16	3Q16	3Q15	Change
Dividends paid	$382	$1,533	$1,414	8%
Stock repurchases	$500	$2,284	$2,812	-19%
Total cash returned	$882	$3,817	$4,226	-10%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	September 30,
	2016	2015
Revenue	$3,675	$3,429
Cost of revenue (COR)	1,395	1,432
Gross profit	2,280	1,997
Research and development (R&D)	356	316
Selling, general and administrative (SG&A)	448	434
Acquisition charges	80	83
Restructuring charges/other	1	—
Operating profit	1,395	1,164
Other income (expense), net (OI&E)	4	6
Interest and debt expense	18	22
Income before income taxes	1,381	1,148
Provision for income taxes	413	350
Net income	$968	$798
Diluted earnings per common share	$.94	$.76
Average diluted shares outstanding (millions)	1,017	1,035
Cash dividends declared per common share	$.38	$.34

As a result of accounting rule ASC 260, which requires a portion of Net income to be allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents, diluted EPS is calculated using the following:

Net income	$968	$798
Income allocated to RSUs	(11)	(11)
Income allocated to common stock for diluted EPS	$957	$787

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of dollars, except share amounts)

	September 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,369	$1,133
Short-term investments	1,768	1,602
Accounts receivable, net of allowances of ($14) and ($16)	1,447	1,481
Raw materials	104	108
Work in process	949	913
Finished goods	755	750
Inventories	1,808	1,771
Prepaid expenses and other current assets	789	945
Total current assets	7,181	6,932
Property, plant and equipment at cost	4,982	5,742
Accumulated depreciation	(2,437)	(3,113)
Property, plant and equipment, net	2,545	2,629
Long-term investments	233	216
Goodwill, net	4,362	4,362
Acquisition-related intangibles, net	1,344	1,662
Deferred income taxes	355	247
Capitalized software licenses, net	50	54
Overfunded retirement plans	64	76
Other assets	82	81
Total assets	$16,216	$16,259
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$634	$1,000
Accounts payable	428	367
Accrued compensation	647	615
Income taxes payable	68	84
Accrued expenses and other liabilities	393	431
Total current liabilities	2,170	2,497
Long-term debt	2,977	3,121
Underfunded retirement plans	201	247
Deferred income taxes	35	41
Deferred credits and other liabilities	547	383
Total liabilities	5,930	6,289
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares Participating cumulative preferred – None issued	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares Shares issued – 1,740,815,939	1,741	1,741
Paid-in capital	1,757	1,562
Retained earnings	32,432	30,731
Treasury common stock at cost Shares: September 30, 2016 – 739,693,480; September 30, 2015 – 721,186,352	(25,102)	(23,551)
Accumulated other comprehensive income (loss), net of taxes (AOCI)	(542)	(513)
Total stockholders’ equity	10,286	9,970
Total liabilities and stockholders’ equity	$16,216	$16,259

Certain amounts in the prior period’s balance sheet have been reclassified to conform to the current presentation.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of dollars)

	For Three Months Ended
	September 30,
	2016	2015
Cash flows from operating activities
Net income	$968	$798
Adjustments to Net income:
Depreciation	150	193
Amortization of acquisition-related intangibles	80	80
Amortization of capitalized software	7	12
Stock-based compensation	56	66
Deferred income taxes	(125)	(50)
Increase (decrease) from changes in:
Accounts receivable	(98)	(47)
Inventories	68	114
Prepaid expenses and other current assets	95	40
Accounts payable and accrued expenses	9	(48)
Accrued compensation	149	132
Income taxes payable	47	99
Changes in funded status of retirement plans	24	24
Other	(17)	(4)
Cash flows from operating activities	1,413	1,409
Cash flows from investing activities
Capital expenditures	(139)	(139)
Purchases of short-term investments	(978)	(459)
Proceeds from short-term investments	515	980
Other	(1)	7
Cash flows from investing activities	(603)	389
Cash flows from financing activities
Repayment of debt	—	(750)
Dividends paid	(382)	(348)
Stock repurchases	(500)	(790)
Proceeds from common stock transactions	159	35
Excess tax benefit from share-based payments	47	4
Cash flows from financing activities	(676)	(1,849)
Net change in Cash and cash equivalents	134	(51)
Cash and cash equivalents at beginning of period	1,235	1,184
Cash and cash equivalents at end of period	$1,369	$1,133

Segment results

Amounts are in millions of dollars.

	3Q16	3Q15	Change
Analog:
Revenue	$2,323	$2,182	6%
Operating profit	$949	$812	17%
Embedded Processing:
Revenue	$795	$725	10%
Operating profit	$220	$174	26%
Other:
Revenue	$557	$522	7%
Operating profit*	$226	$178	27%

* Includes Acquisition charges and Restructuring charges/other.

Compared with the year-ago quarter:

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)

•	Revenue increased due to High Performance Analog, Silicon Valley Analog and Power Management. High Volume Analog & Logic was about even.
•	Operating profit increased primarily due to higher revenue and lower manufacturing costs.

Embedded Processing:  (includes Microcontrollers, Processors and Connectivity)

•	Revenue increased in all three product lines, led by Processors.
•	Operating profit increased primarily due to higher revenue and associated gross profit.

Other:  (includes DLP® products, calculators, custom ASIC products and royalties)

•	Revenue increased primarily due to calculators and DLP products, partially offset by a decrease in royalties and custom ASIC products.
•	Operating profit increased primarily due to higher revenue and associated gross profit.

Non-GAAP financial information

This release includes references to free cash flow and ratios based on that measure. These are financial measures that were not prepared in accordance with GAAP. Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure, Cash flows from operating activities (also referred to as cash flow from operations).

The company believes that free cash flow and the associated ratios provide insight into its liquidity, its cash-generating capability and the amount of cash potentially available to return to shareholders, as well as insight into its financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP measures is provided in the table below.

Amounts are in millions of dollars.

	For 12 Months Ended
	September 30,
	2016	2015	Change
Cash flow from operations (GAAP)	$4,459	$4,110	8%
Capital expenditures	(585)	(512)
Free cash flow (non-GAAP)	$3,874	$3,598	8%
Revenue	$13,145	$13,080
Cash flow from operations as a percent of revenue (GAAP)	33.9%	31.4%
Free cash flow as a percent of revenue (non-GAAP)	29.5%	27.5%

# # #

Notice regarding forward-looking statements

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in TI’s end markets;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from forecasts and the financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•

TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•

Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather, geological events or health epidemics in the locations in which TI, its customers or its suppliers operate;
•	Breaches of TI’s information technology systems or those of its customers or suppliers;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•

TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties, expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;

•

Compliance with or changes in the complex laws, rules and regulations to which TI is or may become subject, or actions of enforcement authorities, that restrict TI’s ability to manufacture its products or operate its business, or subject us to fines, penalties, or other legal liability;

•

Product liability or warranty claims, claims based on epidemic or delivery failure, or other claims relating to TI products, manufacturing, services, design or communications, or recalls by TI customers for a product containing a TI part;

•

Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, adverse resolution of tax audits and the ability to realize deferred tax assets;

•	Financial difficulties of distributors or their promotion of competing product lines to TI’s detriment;
•	A loss suffered by a customer or distributor of TI with respect to TI-consigned inventory;
•

Instability in the global credit and financial markets that affects TI’s ability to fund its daily operations, invest in the business, make strategic acquisitions, or make principal and interest payments on its debt;

•	Increases in health care and pension benefit costs;
•	TI’s ability to recruit and retain skilled personnel;

•

TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and its ability to realize its expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Impairments of TI’s non-financial assets.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of this release, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today. Learn more at www.ti.com.

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